                                                                    EXHIBIT 16.1

PRIVATE & CONFIDENTIAL


Securities and Exchange Commission
Washington, D.C. 20549



Ladies and Gentlemen:

We were previously the independent accountants for V3 Semiconductor, Inc. ("V3") and, under the date of November 30, 1999, we reported on the consolidated financial statements of V3 as of and for the years ended September 30, 1999 and 1998. On February 13, 2001, we notified V3 of our resignation as auditors and independent accountants of V3. We have read V3's statements included in Item 4 of its Form 8-K dated February 13, 2001 and we agree with such statements except that we are not in a position to agree or disagree with V3's statements in the following sections:

(a) the portion of the second sentence in Item 4 (a) (iv) which states "The Registrant is willing to accept KPMG's conclusion with respect to the subject matter of the disagreement described in paragraph (a) (iv) (A)
        (1) below if the Registrant's new independent auditors concur with KPMG's conclusion";

(b) the last sentence in Item 4 (a) (iv) (A) (1) which states "Registrant is willing to accept KPMG's conclusion that the first, second and third quarters of fiscal year 2000 should be restated if the Registrant's new independent auditors concur with KPMG's conclusion.";

(c) the last sentence of Item 4 (a) (iv) (B) (3) which states "The Registrant's management believes the $55,000 estimate was reasonable when made and that it is not uncommon in the industry to obtain confirmations of stock rotation estimates from distributors.";

(d) Item 4 (b) regarding the retention of the new independent accountants which states "On February 20, 2001, the Registrant retained Solursh Feldman & Partners, LLP as its independent accountants. The Registrant intends to consult with its new independent accountants regarding the matters identified in paragraph (a) of this Report."; and

(e) all of the information commencing the second sentence in Item 4 (c) which states "The Registrant and its Audit Committee intend to carefully consider KPMG's views as well as the views of the Registrant's new independent auditors in determining whether such a restatement is necessary. While the overall impact of the various possible adjustments to the financial statements cannot be determined at this time, those adjustments could have a material adverse effect on the Registrant's business, financial condition, results of operations, liquidity and prospects. At this time, the Registrant cannot fairly estimate the amount of any required adjustments to its financial statements. Revised financial statements of the Registrant for the affected periods will, to the extent required, be issued as soon as they are available."


Yours very truly,

KPMG LLP
(Signed)

Chartered Accountants
Toronto, Canada
February 21, 2001